                                                                       EXHIBIT A


                                             ADVISORY       SUBADVISORY       AGGREGATE
VANTAGEPOINT FUND                               FEE             FEE         ADVISORY FEE

Aggressive Opportunities                       0.10%            0.75%             0.85%

Growth                                         0.10%            0.34%             0.44%

Growth & Income                                0.10%            0.36%             0.46%

Equity Income                                  0.10%            0.33%             0.43%

International Fund                             0.10%            0.53%             0.63%

U.S. Treasury Securities                       0.10%            0.12%             0.22%

Money Market                                   0.10%            0.09%             0.19%

Asset Allocation                               0.10%            0.29%             0.39%

Overseas Equity Index                          0.05%            0.25%             0.30%

Mid/Small Company Index                        0.05%            0.10%             0.15%

Broad Market Index                             0.05%            0.08%             0.13%

500 Stock Index                                0.05%            0.05%             0.10%

Core Bond Index                                0.05%            0.08%             0.13%



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(1) Pending approval of Subadvisory Agreement with Wellington
Management Company

(2) The Index Funds are managed under a Master Feeder structure. As such, the fee paid to Barclays Global Investors is not a subadvisory fee.